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                       USLIFE Corporation
     Form 10-Q for the Quarterly Period Ended June 30, 1995
                          Exhibit Index


Exhibit Number
Per Item 601 of
Regulation S-K
_______________

10 (i) - Eighth Amendment dated as of May 1, 1995 to an employment contract dated as of April 1, 1989, as amended, between USLIFE Corporation and Gordon E. Crosby, Jr.

     (ii) - Seventh Amendment dated as of May 1, 1995 to an employment contract dated as of April 1, 1989, as amended, between USLIFE Corporation and Greer F. Henderson.

     (iii) - Seventh Amendment dated as of May 1, 1995 to an employment contract dated as of April 1, 1989, as amended, between USLIFE Corporation and Christopher S. Ruisi.

     (iv) - Fifth Amendment dated as of January 1, 1995 to an employment contract dated as of April 16, 1990, as amended, between USLIFE Corporation and William A. Simpson.

     (v) - Sixth Amendment dated as of May 1, 1995 to an employment contract dated as of April 16, 1990, as amended, between USLIFE Corporation and William A. Simpson.

     (vi) - Third Amendment to Lease dated May 10, 1989, to Lease dated as of December 30, 1986 between The United States Life Insurance Company In the City of New York and RREEF USA Fund-III for the lease of a portion of 125 Maiden Lane, New York, New York.

     (vii) - Fourth Amendment to Lease dated as of April 14, 1995 to Lease dated as of December 30, 1986 between The United States Life Insurance Company In the City of New York and RREEF USA Fund-III for the lease of a portion of 125 Maiden Lane, New York, New York.

27   Financial Data Schedule